Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:
Omar Choucair	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
DG FastChannel, Inc.	212/835 8500 or dgit@jcir.com
972/581-2000

DG FASTCHANNEL® COMPLETES ACQUISITION OF

ENLIVEN MARKETING TECHNOLOGIES

- DG FastChannel Brings Integrated Advertising Solutions for the Transition

from Traditional Analog Processes to Digital Media Solutions -

- Unicast and Springbox Now Independent Operating Units of DG FastChannel -

- DG FastChannel to Realize Substantial Operational and Financial Synergies -

DALLAS, TX (October 2, 2008) – DG FastChannel, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising and broadcast industries, announced today that its acquisition of Enliven Marketing Technologies Corporation (NASDAQ: ENLV) was completed.  Valued at approximately $71 million, inclusive of approximately $5.0 million of debt, the Company merged with Enliven in a stock-for-stock transaction.

Scott K. Ginsburg, Chairman and CEO of DG FastChannel, commented, “This transaction combines DG FastChannel’s leadership in traditional advertising and media distribution services with Unicast’s unique digital marketing technologies and the creative digital marketing solutions brought to the market by Springbox.  As we look forward, the Company is participating in the fastest growing verticals in the advertising industry: HD advertising distribution, rich media for online and mobile advertising, and digital marketing and creative services.  This expanded product mix diversifies our revenue sources and leverages our nationwide operating platform.  Our customers and shareholders are the beneficiaries of this expansion.

Unicast

Unicast technology enables publishers, advertisers, and their agencies to manage the complex process of deploying online and mobile advertising campaigns.  This process includes creating the advertising assets, selecting the sites on which the advertisements will be deployed, setting the campaign parameters (ad rotation, the frequency with which an ad may be deployed, and other metrics), deployment, and tracking campaign results.  Unicast was designed to integrate creative assembly with campaign management and detailed performance analysis.

-more-

In addition, Unicast has broad capabilities to deliver ad formats and media types, including several different video formats, 3-D content, and all classic and custom rich media ad units.  Unicast is technology agnostic, delivering advertisements that work seamlessly with all industry technologies and formats.

Springbox

Springbox is an interactive services agency that provides best-in-class digital marketing and creative solutions.  Serving clients of all sizes, Springbox helps translate corporate identity into digital assets that enhance the brand, captivate customers and drive business.  The company generates exceptional results through a combination of smart, big-picture strategy and a clear focus on execution.  Springbox has built interactive teams for AMD, Callaway Golf, Dell, Disney, LG, General Electric and Toyota.

Unicast and Springbox divisions will become independent operating units within DG FastChannel.

Mr. Ginsburg added, “DG FastChannel now has over 850 employees focused on digital media services for Fortune 500 advertisers and virtually every advertising agency.  We believe this represents the largest workforce ever assembled to support the constantly growing demands of brand owners whose marketing campaigns rely on television, the Internet or mobile devices.  With the advent of HD advertising and the move to rich media advertising DG FastChannel is focused on delivering integrated advertising solutions for the seamless transition from traditional analog processes to digital media solutions.”

Under the terms of the merger agreement each outstanding share of Enliven common stock is being exchanged for 0.033 shares of DG FastChannel common stock.  In aggregate, DG FastChannel is issuing approximately 2.9 million shares of its common stock (exclusive of the approximately 10.75 million Enliven shares already owned by DG FastChannel).  Reflecting the completion of the merger, DG FastChannel has approximately 20.9 million shares of common stock outstanding and Enliven has become a wholly-owned subsidiary of DG FastChannel.

DG FastChannel expects to achieve operating and financial synergies based on the combination of the respective operating strategies of the Company and Enliven.  The new combined company expects to realize approximately $3 million of cost savings in its first full year of operation as a combined entity through the elimination of duplicative corporate overhead.  Concurrently, DG FastChannel expects to make substantial investments in upgrading the Unicast sales organization and enhancing its ad delivery software platform.

Pursuant to the revised merger agreement DG FastChannel’s Board of Directors will be increased from seven to eight members, with Harvey D. Weatherson, previously Enliven’s Non-Executive Chairman, joining DG FastChannel’s Board of Directors.

About DG FastChannel

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively.  DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries.  Through its Unicast and Springbox operating units, DG FastChannel is also a leading Internet marketing technology company offering online marketing and advertising solutions through a powerful combination of proprietary visualization technology, and a premium rich media advertising platform for the creation, delivery and reporting of premium rich media.

The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations.  For more information visit www.dgfastchannel.com.

Safe Harbor for Forward-Looking Statements

Statements in this Press Release may contain certain forward-looking statements relating to DG FastChannel and its expectations for achieving operating and financial synergies as it integrates Enliven Marketing Technologies into its operating structure.  All statements included in this press release concerning activities, events or developments that DG FastChannel expects, believes or anticipates will or may occur in the future are forward-looking statements.  Actual results could differ materially from the results discussed in the forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the risk that the operations will not be integrated successfully and the risk that the expected cost savings and other synergies from the transaction may not be fully realized, realized at all or take longer to realize than anticipated.  Additional information on these and other risks, uncertainties and factors is included in DG FastChannel’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC.

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